Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-176222, No. 333-185075 and No. 333-268599 on Form S-8 of our report dated September 13, 2023 relating to the consolidated financial statements of IF Bancorp, Inc. and subsidiary as of June 30, 2023 and 2022 and for the years then ended appearing in this Annual Report on Form 10-K.

/s/ FORVIS, LLP
Decatur, Illinois
September 13, 2023